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                                                                    EXHIBIT 11.1

                          SAFEWAY INC. AND SUBSIDIARIES
                        COMPUTATION OF EARNINGS PER SHARE
                     (IN MILLIONS, EXCEPT PER-SHARE AMOUNTS)
                                   (UNAUDITED)

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
                                                                                     12 Weeks Ended
                                                                 ------------------------------------------------------
                                                                 March 27,      March 27,      March 28,     March 28,
                                                                   1999           1999           1998          1998
                                                               --------------------------      ------------------------
                                                                  Diluted         Basic          Diluted        Basic
                                                               ------------     ---------    -----------     ----------
Net income                                                     $     205.8         205.8     $     164.8         164.8
                                                               ===========         =====     ===========         =====


Weighted average common shares outstanding                           492.6         492.6           478.1         478.1
                                                                                   =====                         -----
Common share equivalents                                              20.2                          28.6
                                                                 ---------                   -----------
   Weighted average shares outstanding                               512.8                         506.7
                                                                 =========                   ===========


Earnings per share                                             $      0.40          0.42     $      0.33          0.34
                                                               ===========         =====     ===========         =====


Calculation of common share equivalents:

       Options and warrants to purchase common shares                 40.5                          50.6
       Common shares assumed purchased with potential
           proceeds                                                  (20.3)                        (22.0)
                                                               -----------                   -----------
       Common share equivalents                                       20.2                          28.6
                                                               ===========                   ===========

Calculation of common shares assumed purchased with potential proceeds:

       Potential proceeds from exercise of options and
           warrants to purchase common shares                  $   1,134.6                   $     763.2
       Common stock price used under the treasury
           stock method                                        $     55.76                   $     34.62
       Common shares assumed purchased with
           potential proceeds                                         20.3                          22.0






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